 RITA MEDICAL SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the merger of RITA Medical Systems, Inc. (“RITA” or “the Company”) and Horizon Medical Products, Inc. (“Horizon”) in a transaction that was accounted for as a purchase with RITA treated as the acquiror. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004, presented below, combine the historical consolidated statements of operations of RITA and Horizon for those periods, giving effect to the merger as if it occurred on January 1, 2003, reflecting only pro forma adjustments expected to have a continuing impact on the combined results. RITA’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 contains our unaudited condensed consolidated balance sheet as of September 30, 2004,which presents the consolidated assets, liabilities and equity of the two companies as of that date.

This unaudited pro forma condensed consolidated financial information is for informational purposes only. It does not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, the Company allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. This unaudited pro forma condensed consolidated financial information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements, including the related notes, of RITA and Horizon covering these periods, contained in our joint proxy statement/prospectus, and also in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements, including the related notes, of the Company contained in our quarterly report on Form 10-Q for the nine months ended September 30, 2004.

RITA MEDICAL SYSTEMS, INC.

Unaudited Pro-forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2003

(In thousands, except per share amounts)

	Historical RITA	Historical Horizon	Pro-forma adjustments		Pro-forma
Sales	$16,607	$27,975	$-		$44,582
Cost of goods sold	6,166	11,248	575	(a)	17,989
Gross profit	10,441	16,727	(575)		26,593
Operating expenses:
Research and development	4,294	973	-		5,267
Selling, general and administrative	17,418	14,123	882	(a)	32,423
Total operating expenses	21,712	15,096	882		37,690
Loss from operations	(11,271)	1,631	(1,457)		(11,097)
Interest income	201	-	-		201
Interest expense	-	(2,373)	-		(2,373)
Other expense, net	(9)	(45)	-		(54)
Net loss	$(11,079)	$(787)	$(1,457)		$(13,323)
Net loss per common share, basic and diluted	$(0.63)	$(0.02)			$(0.37)	(b	)
Shares used in computing net loss
per common share, basic and diluted	17,647	36,656			36,352	(b	)

The accompanying notes are an integral part of the pro forma condensed consolidated financial information.

RITA MEDICAL SYSTEMS, INC.

Unaudited Pro-forma Condensed Consolidated Statement of Operations
Nine Months Ended September 30, 2004

(In thousands, except per share amounts)

	Historical	Historical	Pro-forma
	RITA	Horizon	adjustments	Pro-forma
Sales	$17,254	$15,864	$-	$33,118
Cost of goods sold	6,106	6,555	335 (a)	12,996
Gross profit	11,148	9,309	(335)	20,122
Operating expenses:
Research and development	2,752	388	-	3,140
Selling, general and administrative	14,523	11,648	511 (a)	26,682
Restructuring charges	1,089	-	-	1,089
Total operating expenses	18,364	12,036	511	30,911

Loss from operations	(7,216)	(2,727)	(846)	(10,789)

Interest income	65	2	-	67
Interest expense	(242)	(1,403)	-	(1,645)
Other expense, net	(38)	(69)	-	(107)

Net loss	$(7,431)	$(4,197)	$(846)	$(12,474)

Net loss per common share, basic and diluted	$(0.33)	$(0.10)		$(0.34) (b)

Shares used in computing net loss
per common share, basic and diluted	22,399	44,132		36,735 (b)

The accompanying notes are an integral part of the pro forma condensed consolidated financial information.

RITA MEDICAL SYSTEMS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.    Basis of presentation

On July 29, 2004, the Company merged with Horizon Medical Products, Inc. (“Horizon”) in a transaction accounted for under the purchase method of accounting. The combined companies will continue to operate under the name RITA Medical Systems, Inc. The merger was pursued and completed because the management groups and stockholders of each company believe the combined entity will achieve higher sales and profitability than either or both of the pre-merger companies on a stand-alone basis. These factors contributed to a purchase price in excess of the fair value of Horizon’s net tangible and intangible assets acquired and, as a result, the Company has recorded goodwill in connection with this transaction.

Each Horizon common stockholder received 0.4212 of a share of the Company’s common stock for each share of Horizon common stock held. The Company thereby issued approximately 18.7 million shares of its common stock to acquire all issued and outstanding shares of Horizon common stock, and further assumed all outstanding Horizon options and warrants that, upon exercise, will result in the issuance of approximately 3.9 million shares of the Company’s common stock. The fair value of shares issued by the Company was approximately $91.6 million based on a price per share of $4.896, the Company’s average closing price the day the proposed merger was announced (May 13, 2004), the two business days preceding the announcement and the two business days following the announcement. The fair value of options and warrants, all of which were fully vested when assumed by the Company was determined to be approximately $15.3 million using the Black-Scholes valuation model. Costs incurred to effect the merger included as a component of purchase price were $2.4 million. The total purchase price was approximately $109.3 million. The fair value of assets acquired, net of liabilities assumed, was approximately $18.0 million, resulting in goodwill of $91.3 million.

2. Purchase price

The purchase price of the acquisition is $109.3 million as follows (in thousands):

Issuance of RITA common stock	$91,578
Assumption of Horizon options and warrants	15,322
Transaction costs	2,386
Total	$109,286

The fair value of the RITA shares used in determining the purchase price was $4.896 per share based on the average closing price of RITA’s common stock from the two days before through two days after May 13, 2004, the date of the public announcement of the merger. The fair value of the Horizon options and warrants assumed was determined using the Black-Scholes option pricing model assuming a market price of $4.896 per share, exercise prices ranging from $0.83 to $34.72 and averaging $1.95, an expected average life of 5 years, a risk-free interest rate of 3.79%, volatility of 75% and no expected dividends.

The allocation of purchase price is as follows (in thousands):

Current assets	$10,666
Property and equipment	1,312
Intangible assets	27,309
Goodwill	91,339
Other assets	6
Current liabilities	(11,337)
Debt	(9,928)
Other long term liabilities	(81)
Net assets	$109,286
3. Pro forma adjustments

a)
Represents amortization of identifiable intangible assets based on estimated fair values and useful lives assigned to these assets at the date of acquisition.

b)
Pro forma basic and diluted earnings per common share is calculated by dividing the pro forma net loss by the pro forma weighted average shares of RITA’s common stock outstanding (in thousands):

	Year ended	Nine months ended
	December 31,	September 30,
	2003	2004
RITA weighted average common shares outstanding,
excluding common shares issued to acquire Horizon	17,647	18,030
Common shares issued to acquire Horizon	18,705	18,705
Pro forma weighted average common shares outstanding	36,352	36,735
Shares issuable upon the exercise of outstanding stock options have been omitted from the calculation of pro forma loss per share as their effect would be anti-dilutive.